For immediate release

        IT Staffing Ltd. Finalizes Merger with TransGlobal Services Inc. Strategic merger doubles company's size and creates branded distribution channel of engineering and IT recruiting services across North America

TORONTO, Ontario - November 8, 1999 - IT Staffing Ltd., (NASDAQ: ITST, BSE:
ITI), a leader in IT recruiting and consulting services, today announced a merger with TransGlobal Services Inc. (NASDAQ: TGSI), a leading supplier of technical temporary staffing services specializing in the aerospace and electronics industries.

The merger is an all-stock transaction, with TransGlobal acquiring approximately 700,000 IT Staffing shares. TransGlobal brings additional annual revenue of approximately $40 million (US) to IT Staffing.

"The TransGlobal deal brings to our company some very strong and very key client relationships, such as Boeing, Northrop Grumman, Motorola and Honeywell," said Declan French, President and Chief Executive Officer, IT Staffing Ltd. "IT Staffing's powerful Global Tool Set will manage the integration of the two companies so that we can very quickly roll out IT services as a complement to TransGlobal's engineering services to their established client base."

IT Staffing's proprietary Global Tool Set (GTS) is a comprehensive Web-based system used by all company employees in their recruitment, account management, administrative, and communications tasks. It incorporates all of the company's best practices into one streamlined program, resulting in increased employee productivity. AppTracker, a subset of the GTS system, is marketed as a service to clients.

"I am very pleased that TransGlobal is becoming part of such an innovative and strategically-minded company as IT Staffing, and that we'll be contributing to its growth," said TransGlobal President and CEO Joseph Sicinski. "Everyone here (at TransGlobal) is eager to introduce IT services to our clients. And early conversations with our clients indicate that they are also excited at the prospect."

As a result of the acquisition, TransGlobal Services Inc. will be a wholly owned subsidiary of IT Staffing. Joseph Sicinski, President and CEO, TransGlobal Services Inc., will become an Executive Vice President of IT Staffing and will be nominated for election to the board of directors.

The TransGlobal merger follows on the heels of IT Staffing's acquisition of CAD CAM Inc. on September 21, 1999. With these two deals, the company now has approximately 1100 employees in 33 offices throughout North America. The TransGlobal merger establishes IT Staffing's presence in Phoenix, Los Angeles, Arlington (TX), Wichita, Orlando, Hauppauge (NY) and Bellevue (WA).

"We anticipate consolidating many administrative functions across IT Staffing, TransGlobal and CAD CAM, which will result in considerable savings," said Declan French. "Once again, our GTS system will prove invaluable in helping us to do this quickly and effectively."

The merger is subject to approval of the shareholders for both IT Staffing and TransGlobal.

About IT Staffing Ltd

IT Staffing Ltd. (NASDAQ: ITST; BSE: ITI) offers customized IT and engineering consulting and permanent placement services to organizations around the world. With corporate headquarters in Toronto, Canada, IT Staffing also has 32 other North American offices including locations in New York City, Boston, Los Angeles, Tampa Bay, Phoenix, Palm Springs and Ottawa. Clients include high profile software development, financial, banking, telecommunications, government and IT companies.

Further information about the company, its products and services, and its partners and customers can be found at www.itstaff.com.

About TransGlobal Services Inc.

Trans Global Services, Inc. (NASDAQ: TGSI) provides a broad spectrum of technical staffing services to its clients and is considered a leading specialist in highly skilled engineering and design staffing. Headquartered in Hauppauge, New York, Trans Global Services clients include major companies in the aircraft/aerospace and electronics industries, as well as the telecommunications, banking and computer science industries and public utilities.

This press release contains certain forward-looking statements regarding IT Staffing Ltd., its business prospects and results of operations that are subject to certain risks and uncertainties posed by many factors and events that could cause IT Staffing's actual business, prospects and results of operations to differ materially from those that may be anticipated by such forward-looking statements. Readers are urged to carefully review and consider the various disclosures made by IT Staffing in this news release and other reports filed with the Securities and Exchange Commission that attempt to advise interested parties of the risks and factors that may affect IT Staffing's business.

For more information please contact:

Mark Abernathy
Continental Capital & Equity Corporation
407-682-2001
marka1@insidewallstreet.com

Declan French
President and CEO, IT Staffing Ltd.
416-364-8800
dfrench@itstaff.com

Joseph Sicinski
President and CEO, TransGlobal Services, Inc.
516-724-0006